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                                                              Exhibit 1(c) (iii)



                   SPECIMEN DISTRICT MANAGER'S AGREEMENT OF

                         CHUBB SECURITIES CORPORATION
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        [LOGO OF CHUBB SECURITIES CORPORATION APPEARS HERE]
        Chubb Securities Corporation
        One Granite Place, PO Box 2005
        Concord, New Hampshire 03302
        (603) 226-5000

                               DISTRICT MANAGER'S
                                   AGREEMENT

  This AGREEMENT is made by and between CHUBB SECURITIES CORPORATION, a corporation organized and existing under the laws of the State of New Hampshire with its principal place of business in Concord, New Hampshire (hereinafter called the Company) and _______________________________________________________
__________________ of _________________________ (hereinafter called the District
Manager).


In consideration of the premises and the mutual agreements herein made, it is agreed as follows:

Effective Date

  The agreement shall be effective as of ______________________, 19____________.

Territory

  It is agreed that the District Manager will represent the Company in the State(s) of __________________________________________ and any other state in which the District Manager becomes registered hereafter.



Terms

1. The Company, subject to the terms and conditions contained herein, hereby authorizes the District Manager, as an independent contractor, to represent it in the sale of securities for which the Company may now or hereafter act as principal, dealer, wholesaler or underwriter. The District Manager agrees to direct the sales activities of each Sales Representative assigned to the District Manager's agency and further to enforce the Supervisory Procedures (and any amendments thereto) issued by the Company from time to time in regard to such Sales Representatives. The District Manager shall at all times act in strict compliance with all state and federal securities laws, including but not limited to the Federal Securities Act of 1933, as amended, and with the rules and regulations of the National Association of Securities Dealers, Inc.

2. The Company reserves the right to accept or reject any or all business submitted to it by the District Manager. In all cases in which the question of credit for business, confirmation of orders, or compensation is not definitely stipulated herein, the decision of the Company shall be final.

3. The District Manager agrees to use his/her best efforts on behalf of the Company while so representing it, and will not engage in any employment by, or representation of, any issuer of or dealer in securities other than those offered by the Company without the written consent of the Company. The District Manager agrees to promptly report and remit to the Company all checks, drafts or funds of any kind received from customers without commingling same with the District Manager's own funds, and in the event of failure to do so, all rights hereunder, including all accrued and accruing commissions, shall immediately terminate. If and when requested by the Company, the District Manager shall furnish a surety bond satisfactory to the Company. This Agreement shall be immediately and automatically cancelled upon cancellation of coverage by the surety under said bond.


4. The District Manager shall be free to exercise his/her own judgment as to whom to solicit and the time, place and manner of solicitation. The District Manager shall pay all expenses in connection with conducting business as a Sales Representative and shall comply with all federal and state laws, ordinances and regulations relating thereto.

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Form 3-0826 Ed. 12/89
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The District Manager shall make no solicitation for any securities until he/she has been duly registered under the applicable state and federal laws, and until any license or permit required by law has been obtained, and unless such registration is then in effect.

5. The District Manager agrees that, in connection with all solicitations, he/she will not take or recommend any action which they may have reason to believe is not in the best interests of each client or customer. The District Manager agrees not to make any untrue statement or misrepresentations, or omit any material facts concerning the securities involved. The District Manager also agrees to comply in all respects with the Rules of Fair Practice, and other applicable rules of the National Association of Securities Dealers, Inc. and all applicable federal and state laws.

6. The District Manager hereby assigns to the Company any and all commissions or other monies owed to the District Manager under any contracts he/she may have with the Chubb Life Insurance Company of America or any subsidiary or affiliate thereof, as security for the repayment of any loan or extensions of credit made to the customers of the District Manager at the District Manager's request or for any losses incurred by the Company in any transaction. The District Manager hereby authorizes Chubb Life Insurance Company of America, or any of its subsidiaries or affiliates to pay such monies to the Company to the extent of the Company's interest therein upon receipt of written demand by the Company.

7. If the District Manager's contract with Chubb Securities Corporation has not been terminated, the District Manager shall be entitled to commissions with respect to all sales the District Manager shall make in accordance with the Commission Schedules issued from time to time by the Company and incorporated by reference herein. All commissions are payable subject to receipt of full payment for the securities sold. The District Manager hereby expressly waives all rights to such earned commissions or other payments until such time as the Company is in actual receipt of the concession due in respect to such sale. The amount of any such excess shall be refunded to the Company in the event of termination of this Agreement, to the extent that such commissions have not been earned prior to such termination. Any indebtedness from the District Manager to the Company shall be a first lien upon any amount due the District Manager hereunder.

8. The Company agrees that, if any Sales Representative assigned to the District Manager's agency is terminated under any conditions or circumstances which preclude the payment of commissions thereafter, then pursuant to Paragraph 8 of such Sales Representative's Agreement with the Company, the Company shall pay to the District Manager the Sales Representative's commissions which become due thereafter as personal production. The Company shall, then treat such commissions as business personally produced by the District Manager.

9. If the District Manager either dies or retires after attaining the age of 55 or is permanently and totally disabled and terminates his license with the National Association of Securities Dealers, Inc., the Company will continue to pay commissions subject to the following conditions and limitations. If this Agreement is terminated for any reason other than death, retirement or permanent and total disability, then no commissions or other compensation shall be paid; provided however, that if this Agreement is terminated for any reason other than the National Association of Securities Dealers, Inc. disqualification, then commissions will continue to be paid in accordance with the Supplemental Commission Schedule (or any replacement thereof) on all premium payments received by the Company on variable life insurance products.
    Other than in the event of death, the District Manager must agree to the continuance of this Agreement and must agree in writing not to solicit any new securities business or to attempt to obtain a securities license through any other entity.
    If the District Manager so agrees, or in the event of death, the Company will continue to pay to the District Manager or his/her estate, all commissions due the District Manager totalling in excess of $100 per annum on business personally produced by the District Manager. Commissions payable will be determined based on New Customer Account forms executed prior to the termination of his license. Commissions will be payable for a period not to exceed 10 years from the date of termination or death. Commissions will be paid for the balance of the calendar year at the rate currently in effect at the time of termination. Thereafter, commissions will be paid at the appropriate commission level as determined pursuant to the terms of the District Manager's Commission Schedule.
    The Company will not pay commissions to any District Manager who is disqualified from association with any member of the National Association of
Securities Dealers, Inc.   because of revocation, expulsion, suspension, or any
other reason, nor will the Company pay commissions in violation of any applicable laws or regulations.

10. The Company will, each month, furnish to the District Manager a statement of the District Manager's account showing all earnings and payments made to his/her account and the balance due from the Company and the amount of any indebtedness due from the District Manager to the Company. The District Manager agrees to notify the Company, in writing,

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within 30 days, of any discrepancy or disagreement with such statement in any respect. In the absence of such notice, such statement shall be conclusively presumed to be correct unless the parties mutually agree to an adjustment in writing.

11. The Company may offset against any commissions or other monies accruing to the account of the District Manager under the terms of this Agreement any debts, liabilities, or other obligations of the District Manager due to the Company or any affiliate of the Company. This right of offset shall apply both during the existence of this Agreement and upon its termination.

12. Any commissions or other compensation due to a Sales Representative assigned to the District Manager's agency will be included in the commission paid to the District Manager for payment to the Sales Representative, unless the District Manager informs the Company in writing to pay commissions or other compensation directly to the Sales Representative. The District Manager agrees to pay commissions or other compensation to the Sales Representative in accordance with the Commission Schedules issued by the Company.

13. The District Manager shall obtain and maintain for the term of this Agreement errors and omissions insurance, satisfactory to the Company, and shall provide proof of such coverage to the Company.

14. This Agreement may be terminated at any time by either party upon thirty
(30) days written notice to the other, and may be terminated immediately by the Company for cause or breach of this Agreement by the District Manager. Notice of such termination shall be deemed to be given on the day mailed or delivered. If mailed to the Company, such notice shall be addressed to the principal office of the Company at One Granite Place, Concord, New Hampshire 03301. If mailed to the District Manager, notice shall be addressed to the last known address as shown on the records of the Company.

15. With respect to any concession which the Company may receive as a residual concession at the termination of a direct participation program, it being understood that any such residual concession to the Company is contingent in nature and there is no guarantee that the Company will ever actually receive such payment, the Company will, upon receipt of such residual concession, pay out a commission to the District Manager in accordance with the vesting schedule as follows:
(i) If the District Manager has been under agreement with the Company for no less than one nor more than five years, then he/she shall be vested to receive any residual concession three years or more after the program sale is made;
(ii) If the District Manager has been under agreement with the Company for no less than five nor more than ten years, he/she shall be vested to receive any residual concession two years or more after the program sale is made; and
(iii) If the District Manager has been under agreement with the Company for more than ten years, then he/she shall be vested to receive any residual concession one year or more after the program sale is made;
provided, however, that the District Manager must continue to be under agreement with the Company for the number of years set forth in the applicable portion of the above vesting schedule after a program sale is made. If the District Manager does not remain under agreement for the applicable number of years after a program sale is made, then no residual concession shall be paid. The amount of the residual concession commission paid shall be as set forth in the Commission
Schedule in effect at the time of the payment, but in no event will the commission be less than 75% of the concession which the Company actually receives.

Payment of a commission to the District Manager out of any residual concessions received by the Company will be considered as any other commission and all provisions of this Agreement which relate to commissions will also apply to these commissions, specifically including but not limited to the terms of paragraphs 8 and 9.

16. This Agreement is made in the State of New Hampshire and all questions concerning its validity, construction or otherwise shall be determined under the laws of New Hampshire.

  IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate as of the date first written below.

Chubb Securities Corporation              District Manager______________________

by:_______________________________        ______________________________________

Date:_____________________________        Date:_________________________________

                                                    Date:_______________________



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

        [LOGO OF CHUBB SECURITIES CORPORATION APPEARS HERE]
        Chubb Securities Corporation
        One Granite Place, PO Box 2005
        Concord, New Hampshire 03302
        (603) 226-5000



                     DISTRICT MANAGER COMMISSION SCHEDULE

This Commission Schedule is a part of the District Manager's Agreement entered into by the District Manager and the Company, is incorporated by reference therein, and supersedes any prior schedule.
Commissions will be a percentage of total dealer concession actually paid to the Company on all business produced personally by the District Manager or by any and all Sales Representatives assigned to the District Manager for supervision. Commissions will be paid on the following transactions:

1. Variable or Fixed Annuity and Mutual Fund Contractual Sales - Commissions will be paid on first year and subsequent payments.

2. Private Placements - Commissions will be paid for all staged-in payments as well as any residual benefits available to the District Manager. For the purposes of computing commissions on private placements, the Company shall retain one-third of any marketing or due diligence expense allowance (or other terminology generally accepted to mean such a concept) paid on a per unit basis in excess of 9%, and will pay commissions out of the balance.

3. General Securities Sales of Any Other Type - No commissions are payable on the Execution fee collected from the customer. The company will pay commissions in accordance with the schedule below, based on 80% of the dealer concession generated from the general securities transactions, net of ticket and administrative charges.

4. Mutual Funds, Public Limited Partnerships, Unit Investment Trusts.

5. Any Other Sales Made Available Through the Company's Facilities - In accordance with Supplemental Commission Schedules.

During the first contract year (12 months following the date of full registration with the Company), the District Manager will receive 40% of Dealer Concession. A level in excess of 40% can be established during the first contract year if the District Manager provides the Company with proof of earnings from Securities Sales for a period immediately preceding registration with the Company. This higher level of commission must be authorized in writing by a Principal of the Company.

After the first contract year, a commission level will be established for future commission payments on the basis of the Dealer Concession achieved by the District Manager during the first contract year. The commission level for each subsequent year will be established thereafter in January, based on the previous calendar year's Dealer Concession.

Overriding commission has been incorporated in the below commission levels. Any reference to overriding commissions in the District Manager's Agreement is superseded by this Commission Schedule.

The Dealer Concession levels to establish commission rates are as follows:

                      Dealer Concession      Commission Level
                      -----------------      ----------------
                      Up to $10,000               40%
                      $10,000 to $24,999          60%
                      $25,000 to $49,999          75%
                      $50,000 to $74,999          77%
                      $75,000 to $124,999         80%
                      $125,000 to $199,999        82%
                      $200,000 to $499,999        85%
                      $500,000 to $749,999        87%
                      $750,000 and above          90%

The above commission levels are retroactive to all Dealer Concession earned after January 1 of the then current year if a new commission level is attained during any given calendar year.


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Form 3-0826 Ed. 10/92
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Dealer Concession earned will be monitored to effect the change in commission level as the District Manager becomes eligible for it. Once a higher commission level has been achieved, it will be credited and paid on the following commission statement.

Each District Manager's Dealer Concession production will be subject to review on June 30th of each year. If the District Manager has not produced dealer concession above 80% of the prorated minimum for the attained commission level, the commission rate will be reduced on subsequent commissions earned to the appropriate level. If the District Manager is still in the first contract year, no reduction will take effect.

The District Manager shall be responsible for the payment of the Sales Representative's commission from the commission paid to the District Manager. Payment to the Sales Representative in excess of the standard commission set forth in the Sales Representative's contract shall be permissible. Factors such as sales ability, potential, and other factors may be taken into account in making such payments to Sales Representatives assigned to the District Manager. This Commission Schedule rescinds and replaces all prior commission Schedules issued by the Company as of its effective date and will continue in effect until such time as a new Schedule is issued by the Company.

Effective date of this Schedule: February 1, 1991.



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